Exhibit 99.1

Company Contact:
Gregg Bodnar
Chief Financial Officer
(630) 410-4633

Investors/Media Contacts:
ICR, Inc.
Allison Malkin/Alecia Pulman
(203) 682-8225/(203) 682-8224

ULTA BEAUTY ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2011 RESULTS

Fourth Quarter Total Sales Increase 23.0%

Fourth Quarter Comparable Store Sales Increase 11.5%

Fourth Quarter Diluted EPS Increased 49.0% to $0.73

Announces $1.00 Per Share Special Cash Dividend

Bolingbrook, IL – March 8, 2012 – Ulta Beauty [NASDAQ:ULTA], today announced financial results for the thirteen week period (“Fourth Quarter”) and fifty-two week period (“Fiscal Year”) ended January 28, 2012, which compares to the same period ended January 29, 2011.

Ulta Beauty also announced that its Board of Directors has declared a special cash dividend of $1.00 per share to shareholders of record as of March 20, 2012, with a payment date of May 15, 2012.

For the Fourth Quarter:

•	Net sales increased 23.0% to $582.5 million from $473.7 million in the fourth quarter of fiscal 2010;

•	Comparable store sales (sales for stores open at least 14 months) increased 11.5% compared to an increase of 10.4% in the fourth quarter of fiscal 2010;

•	Gross profit increased 100 basis points to 34.1% from 33.1% in the fourth quarter of fiscal 2010;

•

Selling, general and administrative (SG&A) expense as a percentage of net sales decreased 110 basis points, excluding the fiscal 2010 nonrecurring compensation charge, compared to the fourth quarter of fiscal 2010.

•	Operating income increased 49.5% to $73.2 million, or 12.6% of net sales, compared to $49.0 million, or 10.3% of net sales, in the fourth quarter of fiscal 2010;

•	Tax rate of 36.7% reflects $0.02 per diluted share benefit compared to fourth quarter fiscal 2010 driven by certain federal and state tax deductions and credits;

•	Net income increased 53.8% to $46.3 million compared to $30.1 million in the fourth quarter of fiscal 2010; and

•	Income per diluted share increased 49.0% to $0.73 compared to $0.49 in the fourth quarter of fiscal 2010.

Chuck Rubin, President and Chief Executive Officer of Ulta stated: “Our positive momentum continued in the fourth quarter and concluded another outstanding year of growth at Ulta Beauty. We grew market share across all major categories in the fourth quarter and fiscal year, demonstrating the ongoing strength of our store experience, our superior customer service and the excitement we bring our guests in new products, brands, services, in-store events and only at Ulta exclusives. Our store expansion continued favorably and included the opening of 61 new stores in the fiscal year for square footage expansion of 16%. Combined, these achievements fueled more than a 20% increase in net sales and double digit comparable store sales growth for the year. We continue to leverage our infrastructure as we grow and deliver significant free cash flow. To this point, we expanded operating margin by 280 basis points to reach 11% of net sales in 2011, moving us closer to our mid-teen operating margin goal. We are very proud of our accomplishments this year and equally confident about our ability to continue our success in fiscal 2012 and long term.”

“As we look forward into 2012 and beyond, we are focused on building upon our successful strategies and determining priorities for the strong cash position we have developed,” Mr. Rubin continued. “Given the attractive returns from our new store program, we are further accelerating our square footage growth in 2012 to approximately 22%, or 100 new locations. In recognition of our expectations of generating significant free cash flow in 2012, while investing in approximately 100 new stores and the people and infrastructure to support our growth, our Board of Directors has decided to return a portion of capital to our shareholders by way of a $1.00 per share special cash dividend. We will continue to evaluate the appropriate use of cash generated in our business to maximize returns for shareholders,” Mr. Rubin concluded.

For the Fiscal Year 2011:

•	Net sales increased 22.1% to $1,776.2 million from $1,454.8 million in fiscal 2010;

•	Comparable store sales (sales for stores open at least 14 months) increased 10.9% compared to an increase of 11.0% in fiscal 2010;

•	Gross profit increased 140 basis points to 34.7% from 33.3% in fiscal 2010;

•	SG&A expense as a percentage of net sales decreased 120 basis points, excluding the fiscal 2010 non-recurring compensation charge, compared to fiscal 2010;

•

Pre-opening expense increased $2.9 million compared to fiscal 2010 due to the accelerated new store opening program which included 61 new stores, 2 relocations and 17 remodels in fiscal 2011 compared to 47 new stores, 5 relocations and 13 remodeled stores in fiscal 2010;

•	Operating income increased 65.0% to $196.2 million, or 11.0% of net sales, compared to $118.9 million, or 8.2% of net sales, in fiscal 2010;

•	Net income increased 69.3% to $120.3 million compared to $71.0 million in fiscal 2010;

•	Tax rate decreased to 38.5% compared to 39.9% in fiscal 2010 due to a decrease in the amount of non-deductible compensation expense and certain federal and state tax credits;

•	Income per diluted share increased 63.8% to $1.90 compared to $1.16 in fiscal 2010.

Balance Sheet and Cash Flow

Merchandise inventories at the end of the fourth quarter totaled $244.6 million, compared to $218.5 million at the end of fourth quarter fiscal 2010, representing an increase of $26.1 million. The increase is primarily due to the addition of 60 net new stores opened since January 29, 2011. Inventory per store decreased 3% compared to the prior year.

The Company generated free cash flow of $92.3 million during fiscal year ended January 28, 2012. Free cash flow is defined as net cash provided by operating activities less purchases of property and equipment. A reconciliation of free cash flow, a non-GAAP measure, is included at Exhibit 5. The Company did not utilize its credit facility during the year ended January 28, 2012 and ended the year with $253.7 million in cash and cash equivalents.

Store Expansion

During the fourth quarter, the Company opened 7 stores located in Champaign, IL; East Brunswick, NJ; Fargo, ND; Mobile, AL; Peoria, IL; San Angelo, TX; and Watertown, NY. The Company ended the fourth quarter with 449 stores and square footage of 4,747,148, which represents a 16% increase in square footage compared to the fourth quarter of fiscal 2010.

Outlook

For the first quarter of fiscal 2012, the Company currently expects net sales in the range of $452 million to $460 million, compared to actual net sales of $386 million in the first quarter of fiscal 2011. This assumes comparable stores sales increase 6% to 8%, compared to an 11.1% increase last year.

Income per diluted share for the first quarter of fiscal 2012 is estimated to be in the range of $0.46 to $0.48. This includes approximately a $0.01 impact driven by incremental pre-opening expense from our accelerated new store program. We plan to open approximately 13 new stores in the first quarter fiscal 2012 compared to five in the first quarter fiscal 2011. Income per diluted share for first quarter fiscal 2011 was $0.37.

For fiscal 2012, the Company plans to:

•	achieve comparable store sales growth at or slightly above the high end of the Company’s long term goal of 3% to 5%;

•	deliver net income growth at the high end of the Company’s long term target of 25% - 30%, including the impact of the accelerated new store program;

•	incur capital expenditures of approximately $170 million, compared to $128.6 million in fiscal 2011;

•	expand square footage by approximately 22% with the opening of approximately 100 new stores;

•	remodel approximately 21 locations; and

•	generate free cash flow.

Conference Call Information

A conference call to discuss fourth quarter results is scheduled for today, March 8, 2012, at 5:00 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 705-6003 approximately ten minutes prior to the start of the call. The conference call will also be web-cast live at http://ir.ulta.com and remain available for 90 days. A replay of this call will be available until 11:59 p.m. (ET) on March 15, 2012 and can be accessed by dialing (877) 870-5176 and entering conference ID number 388666.

About Ulta Beauty

Ulta Beauty is the largest beauty retailer that provides one-stop shopping for prestige, mass and salon products and salon services in the United States. Ulta Beauty provides affordable indulgence to its customers by combining the product breadth, value and convenience of a beauty superstore with the distinctive environment and experience of a specialty retailer. Ulta Beauty offers a unique combination of over 20,000 prestige and mass beauty products across the categories of cosmetics, fragrance, haircare, skincare, bath and body products and salon styling tools, as well as salon haircare products. Ulta Beauty also offers a full-service salon in all of its stores. As of January 28, 2012, the Company operates 449 retail stores across 43 states and also distributes its products through the Company’s website: www.ulta.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which reflect our current views with respect to, among other things, future events and financial performance. You can identify these forward-looking statements by the use of forward-looking words such as “outlook,” “believes,” “expects,” “plans,” “estimates,” or other comparable words. Any forward-looking statements contained in this press release are based upon our historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. Such forward-looking statements are subject to various risks and uncertainties, which include, without limitation: the impact of weakness in the economy; changes in the overall level of consumer spending; changes in the wholesale cost of our products; the possibility that we may be unable to compete effectively in our highly competitive markets; the possibility that our continued opening of new stores could strain our resources and have a material adverse effect on our business and financial performance; the possibility that new store openings and existing locations may be impacted by developer or co-tenant issues; the possibility that the capacity of our distribution and order fulfillment infrastructure may not be adequate to support our recent growth and expected future growth plans; the possibility of material disruptions to our information systems; weather conditions that could negatively impact sales; and other risk factors detailed in our public filings with the Securities and Exchange Commission (the “SEC”), including risk factors contained in our Annual Report on Form 10-K for the fiscal year ended January 29, 2011. Our filings with the SEC are available at www.sec.gov. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit 1

Ulta Salon, Cosmetics & Fragrance, Inc.

Statements of Income

(In thousands, except per share amounts)

	13 Weeks Ended		13 Weeks Ended
	January 28, 2012		January 29, 2011
	(Unaudited)		(Unaudited)
Net sales	$582,511	100.0%	$473,659	100.0%
Cost of sales	384,046	65.9%	316,973	66.9%

Gross profit	198,465	34.1%	156,686	33.1%

Selling, general and administrative expense	124,235	21.3%	107,159	22.6%
Pre-opening expenses	983	0.2%	523	0.1%

Operating income	73,247	12.6%	49,004	10.3%
Interest expense	91	0.0%	179	0.0%

Income before income taxes	73,156	12.6%	48,825	10.3%
Income tax expense	26,861	4.6%	18,721	4.0%

Net income	$46,295	7.9%	$30,104	6.4%

Net income per common share:
Basic	$0.75		$0.50
Diluted	$0.73		$0.49

Weighted average common shares outstanding:
Basic	61,905		59,738
Diluted	63,681		61,919

Exhibit 2

Ulta Salon, Cosmetics & Fragrance, Inc.

Statements of Income

(In thousands, except per share amounts)

	52 Weeks Ended		52 Weeks Ended
	January 28, 2012		January 29, 2011
	(Unaudited)
Net sales	$1,776,151	100.0%	$1,454,838	100.0%
Cost of sales	1,159,311	65.3%	970,753	66.7%

Gross profit	616,840	34.7%	484,085	33.3%

Selling, general and administrative expense	410,658	23.1%	358,106	24.6%
Pre-opening expenses	9,987	0.6%	7,095	0.5%

Operating income	196,195	11.0%	118,884	8.2%
Interest expense	587	0.0%	755	0.1%

Income before income taxes	195,608	11.0%	118,129	8.1%
Income tax expense	75,344	4.2%	47,099	3.2%

Net income	$120,264	6.8%	$71,030	4.9%

Net income per common share:
Basic	$1.96		$1.20
Diluted	$1.90		$1.16

Weighted average common shares outstanding:
Basic	61,259		58,959
Diluted	63,334		61,288

Exhibit 3

Ulta Salon, Cosmetics & Fragrance, Inc.

Condensed Balance Sheets

(In thousands)

	January 28, 2012	January 29, 2011
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$253,738	$111,185
Receivables, net	26,153	22,292
Merchandise inventories, net	244,647	218,516
Prepaid expenses and other current assets	43,430	32,790
Prepaid income taxes	—	10,684
Deferred income taxes	12,264	8,922

Total current assets	580,232	404,389

Property and equipment, net	376,985	326,099

Total assets	$957,217	$730,488

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$86,442	$87,093
Accrued liabilities	74,411	76,264
Accrued income taxes	4,002	—

Total current liabilities	164,855	163,357

Deferred rent	163,463	134,572
Deferred income taxes	44,195	30,026

Total liabilities	372,513	327,955

Commitments and contingencies

Total stockholders’ equity	584,704	402,533

Total liabilities and stockholders’ equity	$957,217	$730,488

Exhibit 4

Ulta Salon, Cosmetics & Fragrance, Inc.

Statements of Cash Flows

(In thousands)

	52 Weeks Ended
	January 28, 2012	January 29, 2011
	(Unaudited)
Operating activities
Net income	$120,264	$71,030
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	75,931	64,936
Deferred income taxes	10,827	7,741
Non-cash stock compensation charges	11,605	11,155
Excess tax benefits from stock-based compensation	(25,899)	(10,640)
Loss (gain) on disposal of property and equipment	1,324	(519)
Change in operating assets and liabilities:
Receivables	(3,861)	(8,815)
Merchandise inventories	(26,131)	(11,568)
Prepaid expenses and other current assets	(10,640)	(2,518)
Income taxes	40,585	(10,354)
Accounts payable	(651)	30,706
Accrued liabilities	(1,358)	14,535
Deferred rent	28,891	20,854

Net cash provided by operating activities	220,887	176,543

Investing activities
Purchases of property and equipment	(128,636)	(97,115)

Net cash used in investing activities	(128,636)	(97,115)

Financing activities
Stock options exercised	27,639	17,100
Excess tax benefits from stock-based compensation	25,899	10,640
Common stock repurchased	(3,236)	—

Net cash provided by financing activities	50,302	27,740

Net increase in cash and cash equivalents	142,553	107,168
Cash and cash equivalents at beginning of period	111,185	4,017

Cash and cash equivalents at end of period	$253,738	$111,185

.

Exhibit 5

Ulta Salon, Cosmetics & Fragrance, Inc.

SEC Regulation G Disclosure

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

(In thousands)

	52 Weeks Ended
	January 28, 2012	January 29, 2011
	(Unaudited)
Net cash provided by operating activities	$220,887	$176,543
Less: purchases of property and equipment	(128,636)	(97,115)

Free cash flow (a)	$92,251	$79,428

(a)	Free cash flow is a non-GAAP financial measure. The Company believes free cash flow is an important metric as it represents a measure of how much cash the Company has available after the deduction of capital expenditures, as the Company requires regular capital expenditures to build and maintain stores and purchase new equipment to improve the business. The Company uses this metric internally as the Company believes the sustained ability to generate free cash flow is an important driver of value creation. However, this non-GAAP financial measure is not intended to supersede or replace the Company’s GAAP results.

Exhibit 6

2011 Store Expansion

Fiscal 2011	Total stores open at beginning of the quarter	Number of stores opened during the quarter	Number of stores closed during the quarter	Total stores open at end of the quarter
1st Quarter	389	5	0	394
2nd Quarter	394	21	0	415
3rd Quarter	415	28	1	442
4th Quarter	442	7	0	449

Fiscal 2011	Total gross square feet at beginning of the quarter	Gross square feet for stores opened or expanded during the quarter	Gross square feet for stores closed during the quarter	Total gross square feet at end of the quarter
1st Quarter	4,094,808	58,612	0	4,153,420
2nd Quarter	4,153,420	236,667	0	4,390,087
3rd Quarter	4,390,087	301,856	18,812	4,673,131
4th Quarter	4,673,131	74,017	0	4,747,148